Exhibit 10.2

AMENDMENT NO. 1 TO LICENSE AND OPTION AGREEMENT

THIS AMENDMENT NO. 1 TO LICENSE AND OPTION AGREEMENT (the “Amendment”) is made and entered into this 21st day of November, 2002 (the “Effective Date”) by and between GENESOFT PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 7300 Shoreline Court, South San Francisco, CA, USA 94080 (“GS”) and LG LIFE SCIENCES, LTD., a corporation organized under the laws of the Republic of Korea having its principal place of business at LG Twin Tower, 20 yoido-dong, Youngdungpo-gu, Seoul, 150-721, Republic of Korea (“LGLS”). LGLS and GS may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS:

LGLS and GS entered into the License and Option Agreement on October 22, 2002 (“License”).

The Parties have identified several typographical errors in Section 8.3 of the License.

The Parties seek to amend Section 8.3 to reflect the original intent of the Parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Parties agree as follows:

AMENDMENT

1. The Parties agree to delete Section 8.3 in its entirety and to replace it with the revised Section 8.3 set forth below:

Infringement. If either Party learns of an infringement or threatened infringement of the LGLS Patents or GLAXO Patents in the Territory in the Field it shall promptly notify the other Party and shall provide the latter Party with all information reasonably available to the notifying Party evidencing such infringement or threatened infringement. Thereafter, the Parties shall in good faith consult and cooperate in abating such infringement or threatened infringement.

GS shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action for abatement of the infringement or threatened infringement of the LGLS or GLAXO Patents in the Territory and in the Field, at GS’s sole expense. If GS requests LGLS to join GS as a party in such suit or action, LGLS shall execute all papers and perform such other acts as may be reasonably requested by GS, at GS’s expense. LGLS shall have the right to participate in any such suit or action using independent counsel, at its sole expense. Any amount recovered by GS as a result of such suit or action shall first be applied to reimburse each of the Parties, pro rata, for any costs or expenses incurred in bringing, defending and maintaining any such action. The balance (the “Net Recovery”) shall be for the sole benefit of GS. The Net Recovery shall be considered “Net Sales” with respect to the calendar quarter in which payment to GS was received, and royalties shall accordingly be paid on the amount of the Net Recovery exclusively at the rate(s) specified in Section 10.3, below. The Net Recovery shall be considered “Net Sales” for purposes of calculating annual Net Sales in accordance with Milestones 3 and 4 and in Section 10.2, below.

If GS fails to initiate suit or action within 90 days after first notice of infringement or threatened infringement of the LGLS Patents or the GLAXO Patents, or if having initiated such suit or action it thereafter diligently fails to prosecute such suit or action, LGLS shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action for abatement of the infringement or threatened infringement, at LGLS’s sole expense. If LGLS requests GS to join LGLS as a party in such suit or action, GS shall execute all papers and perform such other acts as may be reasonably requested by LGLS, at LGLS’s expense. GS shall have the right to participate in any such suit or action using independent counsel, at its sole expense. Any amount recovered by LGLS as a result of such suit or action shall first be applied to reimburse each of the Parties, pro rata, for any costs or expenses incurred in bringing, defending and maintaining any such action. The balance shall be divided equally between the Parties. The amount of any recovery, net of the amounts necessary to reimburse the Parties as provided above shall be considered “Net Sales” for purposes of calculating annual Net Sales in accordance with Milestones 3 and 4 and in Section 10.2, below. If such recovery is apportioned by the court such that portions thereof are attributed to infringing activity in different calendar years, or if such apportionment of the recovery can otherwise be readily ascertained, then such apportionment shall govern as to the calendar year(s) in which Net Sales shall be deemed to have occurred for purposes of such Milestones. Otherwise, the amount of such recovery shall be apportioned equally over the number of calendar years in which infringement was found to have occurred (or in the event of a settlement, over the number of calendar years in which it was alleged to have occurred).

2. Except as is expressly provided herein, the License shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by the proper officers as of the Effective Date.

GENESOFT PHARMACEUTICALS, INC.		LG LIFE SCIENCES, LTD.

By:	/s/ David B. Singer	By:	/s/ Soon-Jae Park

Its:	CEO	Its:	Vice President

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